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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM N-8A

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           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(A)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

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                                      NAME:
                  SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND, INC.

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      ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, STATE, ZIP CODE):
                         200 AMERIPRISE FINANCIAL CENTER
                          MINNEAPOLIS, MINNESOTA 55474

             TELEPHONE NUMBER (INCLUDING AREA CODE): (212) 850-1864

                Name and address of agent for service of process:
    CSC-LAWYERS INCORPORATING SERVICE COMPANY, 7 ST. PAUL STREET, SUITE 1660,
                            BALTIMORE, MARYLAND 21202

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CHECK APPROPRIATE BOX:

  Registrant is filing a Registration Statement pursuant to Section 8(b) of the
         Investment Company Act of 1940 concurrently with the filing of
                            Form N-8A: YES [X] NO [ ]

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                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in The City of New York and the State of New York on 4th the day of September, 2009.

                                        SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND,
                                        INC.


                                        By: /s/ Patrick T. Bannigan
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                                            Name: Patrick T. Bannigan
                                            Title: President


Attest: /s/ Paul B. Goucher
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        Name: Paul B. Goucher
        Title: Assistant Secretary